Exhibit 10.3

Execution Version

AGREEMENT AMONG LENDERS

Dated as of February 28, 2022

Among

U.S. WELL SERVICES, INC.

as Parent

USWS HOLDINGS LLC

as Holdings

U.S. WELL SERVICES, LLC

as Borrower

and

THE SUBSIDIARY GUARANTORS NAMED HEREIN

as Guarantors

LPP MORTGAGE, INC.,

as First Out Lender

LNV CORPORATION,

as First Out Lender

CRESTVIEW III USWS HOLDINGS 2, L.P.,

as Last Out Lender

and

CLMG CORP.

as Administrative Agent and a First Out Holder

AGREEMENT AMONG LENDERS

AGREEMENT AMONG LENDERS, dated as of February 28, 2022 (“Effective Date”) (as amended, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among (a) each Lender executing this Agreement as a First Out Holder (as defined below) on the signature pages hereto, (b) each Lender executing this Agreement as a Last Out Lender (as defined below) on the signature pages hereto, (c) CLMG Corp., as administrative agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”) (d) the Loan Parties (as defined below), and (e) any Lender party to this Agreement pursuant to Section 12 hereof (each an “Additional Holder”).

WHEREAS, reference is made to the Credit Agreement, dated as of May 7, 2019 (as amended by the First Technical Supplemental Amendment thereto dated June 14, 2019, the Second Amendment thereto dated April 1, 2020, the Third Amendment thereto dated July 30, 2020, the Fourth Amendment thereto dated November 12, 2020, the Consent and Fifth Amendment thereto dated June 24, 2021 and the Consent and Sixth Amendment thereto dated February 28, 2022, and as may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), U.S. Well Services, Inc., a Delaware corporation (the “Parent”), USWS Fleet 10, LLC, a Delaware limited liability company (“USWS Fleet 10”), USWS Fleet 11, LLC, a Delaware limited liability company (“USWS Fleet 11”, together with USWS Fleet 10, the “Subsidiary Guarantors”), USWS Holdings LLC, a Delaware limited liability company (the “Holdings”, together with the Parent, the Borrower and the Subsidiary Guarantors, the “Loan Parties” and each a “Loan Party”), the Administrative Agent, CLMG Corp., as Term Loan Collateral Agent (the “Collateral Agent”), and the Term Loan A Lenders (as defined in the Credit Agreement) (the “Term Loan A Lenders”) and Term Loan B Lenders (as defined in the Credit Agreement) (the “Term Loan B Lenders”) party thereto;

WHEREAS, prior to the Effective Date, the Borrower requested that the Last Out Lenders make last-out term loans pursuant to the Term Loan C Facility (as defined in the Credit Agreement);

WHEREAS, on or about the date hereof, the First Out Lenders and the Last Out Lenders, Administrative Agent, Collateral Agent and the Loan Parties, entered into the Consent and Sixth Amendment to the Senior Secured Term Loan Credit Agreement pursuant to which the Credit Agreement is amended to provide for the Term Loan C Facility; and

WHEREAS, the parties hereto desire to set forth their understanding with respect to certain of their respective rights and obligations under the Credit Agreement and the other Loan Documents.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree, anything in the Credit Agreement and the other Loan Documents to the contrary notwithstanding, as follows:

SECTION 1. Defined Terms, Etc. (a) Unless otherwise defined in this Agreement, all capitalized terms set forth in this Agreement shall have the meaning ascribed thereto in the Credit Agreement. For purposes of this Agreement, the following terms shall have the respective meanings indicated below.

“Additional Holder” has the meaning set forth in the introductory paragraph hereof.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Avoidance” has the meaning set forth in Section 3(k) hereof.

“Bank Product Obligations” means all debt, obligations and other liabilities owing under Secured Cash Management Agreements and Secured Hedge Agreements; provided that Bank Product Obligations of a Loan Party shall not include the Excluded Swap Obligations of such Loan Party.

“Bank Product Provider” means Cash Management Banks and Hedge Banks.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended and codified as 11 U.S.C. §§ 101 et seq. and any successor statute.

“Borrower” has the meaning set forth in the recitals hereof.

“Cash Collateral Use” has the meaning set forth in Section 3(c)(i) hereof.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement, is a Term Loan A Lender, Term Loan B Lender or an Affiliate of any such Lender, or (b) at the time it (or its Affiliate) becomes a Term Loan A Lender or a Term Loan B Lender, is a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Term Loan A Lender or a Term Loan B Lender or such Person’s Affiliate ceased to be a Term Loan A Lender or a Term Loan B Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed First Out Buy-Out Notice” has the meaning set forth in Section 10(a)(i) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Agreement” has the meaning set forth in the recitals hereof.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Reorganization Securities” means Reorganization Securities that consist solely of debt obligations of the relevant reorganized debtor, including any equity securities that, by their terms (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are redeemable at the option of any holder thereof, in whole or in part, (iii) provide for the scheduled payments of dividends or distributions in cash or (iv) are or become convertible into or exchangeable for debt obligations or other securities of the relevant reorganized debtor described in clauses (i), (ii) or (iii) above.

“DIP Financing” means any financing provided to any Loan Party under Section 364 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Law or any order of a court of competent jurisdiction), which may include a “roll-up” or “roll-over” of all or any of the Obligations.

“DIP Financing Documents” means, collectively, a credit agreement or other definitive debt instrument evidencing a DIP Financing, together with all promissory notes, security agreements and other documents related thereto.

“DIP Lender” has the meaning set forth in Section 3(c)(i) hereof.

“Electing First Out Lender” has the meaning set forth in Section 10(a)(i) hereof.

“Electing Lenders” and “Electing Lender” have the meaning set forth in Section 10(b) hereof.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Excess Last Out Obligations” means, at any time, Last Out Obligations in excess of the Maximum Last Out Amount at such time.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty (or any guarantee of such Guarantor in respect of any Swap Obligation under any Hedge Agreements) of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or at any other time as is required for purposes of the Commodity Exchange Act or regulations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“Exercise of Remedies” means the exercise of any enforcement rights or remedies that are available to the Administrative Agent, any Lender, any other Holder or other Person holding Obligations upon the occurrence of an Event of Default including, without limitation, any or all of the following:

(i) the acceleration of the Obligations;

(ii) the delivery of a notice to any depository bank or securities intermediary that is a party to a control agreement, directing such depository bank or securities intermediary to transfer the funds or other assets of the Loan Parties maintained with such depository bank or securities intermediary in accordance with the terms of such control agreement or to cease accepting instructions with respect to the accounts subject to any such control agreement from the Loan Parties;

(iii) the solicitation of bids from third parties to conduct the sale, assignment, lease, license or other disposition of all or any portion of the Collateral and/or the businesses of any Loan Party or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting and selling Collateral (except as provided in Sections 2(g)(vii) and 2(g)(viii));

(iv) the taking of any action to foreclose on a Lien on, or any other right or remedy as a secured creditor to sell, assign, lease, license or otherwise dispose of, all or any portion of the Collateral, including the issuance to one or more Loan Parties of any notice in respect thereof required by applicable law;

(v) the notification of account debtors to make payment to the Administrative Agent or any of its agents or designees;

(vi) the taking of any action to take possession of all or any portion of the Collateral;

(vii) subject to Section 3(a), the commencement of any involuntary legal proceedings or actions with respect to all or any portion of the Collateral; or

(viii) the pursuit of any sale assignment, lease, license or other disposition of all or any material portion of the Collateral by one or more Loan Parties with the consent of the Administrative Agent and the Lenders required under Section 2(a) or (b), as applicable, which sale, assignment, lease, license or other disposition is conducted by such Loan Parties in connection efforts to collect all or any portion of the Obligations through such sale, assignment, lease, license or other disposition;

provided that none of the following shall constitute an Exercise of Remedies: (i) actions taken solely for purpose of perfecting a security interest in Collateral; (ii) the imposition to any Obligations of interest at the applicable default rate if interest at the default rate is imposed pursuant to Section 2.05 of the Credit Agreement; (iii) delivery to any Loan Party of any notice of default; (iv) the filing of any proof of claim; (v) the refusal to make any extension of credit under the Credit Agreement as a result of the failure to satisfy one or more conditions precedent thereto; (v) the sweeping of cash or exercise of exclusive control under blocked account arrangements where such sweep or exclusive control was in effect prior to such Event of Default; or (vi) the giving of any notice expressly contemplated by this Agreement.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“First Out Adjusted Rate” means the Term Loan Interest Rate as calculated in accordance with provisions set forth in Section 2.05(a) of the Credit Agreement and, upon occurrence of an Event of Default, the Default Interest as calculated in accordance with provisions set forth in Section 2.05(b) of the Credit Agreement.

“First Out Holder” means any First Out Lender or other Person (including the Administrative Agent) to which any First Out Obligations are owing.

“First Out Lender” means any Lender to which any First Out Term Loan is owing.

“First Out Obligations” means, as of any date of determination, all Obligations (i) in respect of First Out Term Loans, (ii) in respect of Swap Obligations, (iii) in respect of Bank Product Obligations, (iv) in respect of Protective Advances made by the Administrative Agent, (v) consisting of all interest, fees, expenses, costs (including rights to reimbursement from Loan Parties for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing and (vi) consisting of all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding.

“First Out Priority Obligations” means all First Out Obligations other than Unasserted Contingent Obligations, Bank Product Obligations and Swap Obligations.

“First Out Pro Rata Share” means, with respect to any First Out Lender, the percentage obtained by dividing (1) the outstanding principal amount of such First Out Lender’s First Out Term Loans by (2) the outstanding principal amount of all First Out Term Loans.

“First Out Remedies Instruction” has the meaning set forth in Section 2(a) hereof.

“First Out Remedies Instruction Date” has the meaning set forth in Section 2(a) hereof.

“First Out Secured Claim” means any portion of the First Out Obligations that would be a secured claim under Section 506(a) of the Bankruptcy Code or otherwise allowable under Section 506(b) of the Bankruptcy Code if the First Out Obligations were secured by a separate Lien on the Collateral with priority over a separate Lien on the Collateral securing the Last Out Obligations.

“First Out Term Loans” means, at any time, all of the Term A Loans and the Term B Loans held by the First Out Lenders.

“Guarantors” means Parent, Holdings, the Borrower and each Subsidiary Guarantor.

“Guaranty” has the meaning specified in the Term Loan Security Agreement.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022 conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person in its capacity as a party to a Hedge Agreement that, (a) at the time it enters into an interest rate Hedge Agreement not prohibited under Article V of the Credit Agreement, is a Term Loan A Lender or a Term Loan B Lender, or an Affiliate of any such Lender, or (b) at the time it (or its Affiliate) becomes a Term Loan A Lender or Term Loan B Lender or an Affiliate of any such Lender, is a party to a Hedge Agreement not prohibited under Article V of the Credit Agreement, in each case, in its capacity as a party to such Hedge Agreement (even if such Person ceases to be a Term Loan A Lender or a Term Loan B Lender or such Person’s Affiliate ceased to be a Term Loan A Lender or a Term Loan B Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Term Loan A Lender, Term Loan B Lender, an Affiliate of a Term Loan A Lender, or an Affiliate of a Term Loan B Lender, such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Holder” means any First Out Holder or Last Out Holder.

“Incremental Last Out Term Loan” means any Incremental Term C Loan that is to be treated as a Last Out Term Loan pursuant to Section 11 of this Agreement.

“Incremental Rejected Amount” has the meaning set forth in Section 11(a)(ii) hereof.

“Incremental Term C Loans” and “Incremental Term C Loan” have the meaning set forth in Section 11(a)(i) hereof.

“Insolvency Proceeding” means any event of the type described in Section 6.01(f) of the Credit Agreement.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of June 24, 2021, by and among the Administrative Agent, the ABL Agent, Third Lien Agent, the Borrower and the other Persons party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Last Out Holder” means any Last Out Lender or other Person to which any Last Out Obligations are owing.

“Last Out Lender” means any Lender to which any Last Out Obligations are owing.

“Last Out Obligations” means, as of any date of determination, all Obligations (i) in respect of the Last Out Term Loans, (ii) consisting of all interest, fees, expenses, costs (including rights to reimbursement from Loan Parties for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing and (iii) consisting of all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“Last Out Priority Obligations” means all Last Out Obligations other than Unasserted Contingent Obligations and Excess Last Out Obligations.

“Last Out Pro Rata Share” means, with respect to any Last Out Lender, the percentage obtained by dividing (i) the outstanding principal amount of such Last Out Lender’s portion of Last Out Term Loans by (ii) the outstanding principal amount of all Last Out Term Loans.

“Last Out Secured Claim” means any portion of the Last Out Obligations that would be a secured claim under Section 506(a) of the Bankruptcy Code or otherwise allowable under Section 506(b) of the Bankruptcy Code if the First Out Obligations were secured by a separate Lien on the Collateral with priority over a separate Lien on the Collateral securing the Last Out Obligations; provided that the Last Out Secured Claim shall not include any Excess Last Out Obligations.

“Last Out Term Loans” means the portion of the Term C Loans held by the Last Out Lenders, including any Incremental Last Out Term Loans.

“Lender” has the meaning set forth in the recitals hereof.

“Loan Parties” has the meaning set forth in the recitals hereof.

“Maximum Last Out Amount” means at any time the sum of

(i) $35,000,000; plus

(ii) all interest (including, for the avoidance of doubt, interest paid in kind), fees, premiums, costs, charges, expenses, indemnities and other amounts accrued or charged with respect to the foregoing, irrespective of whether the same is added to the amount of the Last Out Obligations and including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; minus

(iii) all principal repayments of Last Out Term Loans.

“Modification” has the meaning set forth in Section 4 hereof.

“Non-Debt Reorganization Securities” means Reorganization Securities that do not consist of Debt Reorganization Securities of the relevant reorganized debtor.

“Paid in Full” or “Payment in Full” means, with respect to any type of Obligation, repayment in full in cash or immediately available funds (or cash collateralization in accordance with the terms hereof or any of the Loan Documents, excluding any cash collateralization pursuant to Section 3(c) hereof) or other consideration acceptable to the recipient thereof of all amounts owing on account of such Obligation including, without limitation, all such amounts consisting of all interest, fees, expenses, costs (including rights to reimbursement from Loan Parties for costs and expenses), premiums, indemnities (including cash collateralization of indemnification obligations that have been asserted or threatened in an amount to be reasonably determined by the Administrative Agent in good faith), other charges and all other amounts in respect of the foregoing and all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding, in each case excluding Unasserted Contingent Obligations.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“Permitted Bank Product Obligations Amount” means, as of any date, the aggregate outstanding amount of Bank Product Obligations on such date.

“Permitted Reorganization Securities” means (i) Debt Reorganization Securities that are distributed to the Administrative Agent pursuant to a Plan that has been approved by the Holders, pursuant to a Tranche Vote, as provided in Section 3(f)(i) and are subject to an intercreditor agreement or agreement among lenders that is consistent in all material respects with this Agreement including, without limitation, the payment priority provision in Section 5 hereof (provided that (1) the payment priority set forth in any such agreement shall only apply to payments and/or Proceeds of Collateral upon a new payment priority triggering event as set forth in such agreement that occurs after the effective date of the applicable Plan, (2) such agreement will contain provisions mutually agreed upon by the holders of such Debt Reorganization Securities that preserve the relative economic terms of the First Out Obligations in relation to the Last Out Obligations that have been established with regards to the Applicable Margin and (3) if the holders of such Debt Reorganization Securities cannot agree upon such provisions, such provisions will be as finally determined by a court of competent jurisdiction) and (ii) Non-Debt Reorganization Securities that are distributed to the Administrative Agent pursuant to a Plan that has been approved by the Holders, pursuant to a Tranche Vote, as provided in Section 3(f)(i).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” has the meaning set forth in Section 3(c)(i)(3) hereof.

“Proceeds of Collateral” means all proceeds of Collateral, including (i) all “proceeds” of Collateral as defined by Article 9 of the Uniform Commercial Code and (ii) all other amounts or assets distributed on account of any First Out Secured Claim or Last Out Secured Claim or the proceeds therefor, including Reorganization Securities but excluding Permitted Reorganization Securities.

“Register” has the meaning set forth in Section 28 hereof.

“Related Fund” means, any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (i) a Holder, (ii) an Affiliate of a Holder or (iii) an entity or an Affiliate of an entity that administers or manages a Holder.

“Reorganization Securities” means any notes, equity interests or other securities (whether debt, equity or otherwise) issued by the relevant reorganized debtor that are distributed pursuant to a Plan on account of the First Out Obligations and/or the Last Out Obligations in any Insolvency Proceeding.

“Required First Out Lenders” means, at any time, First Out Lenders whose First Out Pro Rata Shares aggregate to more than 50% at such time.

“Required Last Out Lenders” means, at any time, Last Out Lenders whose Last Out Pro Rata Shares aggregate to more than 50% at such time.

“Retained Interest” has the meaning set forth in Section 10(c)(ii) hereof.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank which has delivered a Secured Party Designation Notice.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“Secured Hedge Agreement” means any interest rate Hedge Agreement permitted under Section 5.02(l) of the Credit Agreement that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank which has delivered a Secured Party Designation Notice.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender, substantially in the form of Exhibit L of the Credit Agreement, (a) describing “a Secured Cash Management Agreement” or a “Secured Hedge Agreement” and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount and (b) agreeing to be bound by Section 7.08 of the Credit Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act if, and to the extent that, all or a portion of any such obligation to pay or perform constitutes an Obligation under the Credit Agreement or a Guaranteed Obligation under (and as defined in) the Term Loan Security Agreement.

“TLA/TLB Repayment Event” has the meaning set forth in the Credit Agreement, as in effect as of the date hereof.

“Term Loan Secured Parties” has the meaning specified in the Intercreditor Agreement.

“Term Loan Security Agreement” means that certain Term Loan Collateral and Guaranty Agreement, dated as of May 7, 2019, by the Loan Parties in favor of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Tranche Vote” means, with respect the First Out Obligations and Last Out Obligations, each taken as a separate tranche, the affirmative vote (or acceptance in the case of a Plan) of such Persons in such tranche that hold (or hold a proxy to vote) at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Obligations under such tranche that have voted (or accepted) as permitted under the Credit Agreement and this Agreement.

“Transferors” and “Transferor” have the meaning set forth in Section 10(b) hereof.

“Unasserted Contingent Obligations” means contingent indemnification and expense reimbursement Obligations for which no claim giving rise thereto is pending or has been asserted in writing.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

“Voting Procedures Order” has the meaning set forth in Section 3(f)(i) hereof.

“Waterfall Activation Notice” has the meaning set forth in Section 5(b) hereof.

“Waterfall Triggering Event” means the occurrence and continuance of any Event of Default.

(b) The rules of construction set forth in Section 1 of the Credit Agreement apply equally to this Agreement as if set forth herein.

SECTION 2. Exercise of Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, and after the Administrative Agent’s receipt of written instructions for an Exercise of Remedies from the Required First Out Lenders (such written instructions, the “First Out Remedies Instruction” and the date of the Administrative Agent’s receipt of such written instructions, the “First Out Remedies Instruction Date”), the Required First Out Lenders shall have the exclusive right to direct the Administrative Agent in writing to take one or more Exercise of Remedies and the Administrative Agent shall commence (as if directed by the Required Lenders), and diligently pursue in good faith an Exercise of Remedies as directed in writing by the Required First Out Lenders. The Administrative Agent shall promptly deliver each First Out Remedies Instruction from the Required First Out Lenders to each other Lender.

(b) Notwithstanding anything to the contrary in this Agreement, the Last Out Lenders shall in no event be permitted to deliver written instructions for an Exercise of Remedies to the Administrative Agent prior to the date of the TLA/TLB Repayment Event.

(c) Notwithstanding receipt by the Administrative Agent of a First Out Remedies Instruction delivered as provided in Section 2(a) hereof, the obligations of the Administrative Agent under this Section 2 shall be subject to the rights and benefits of the Administrative Agent in the Credit Agreement and the other Loan Documents. The Administrative Agent, in any case, shall not be required to pursue an Exercise of Remedies with respect to an Event of Default that has been cured or waived.

(d) Prior to the date of the TLA/TLB Repayment Event, the Administrative Agent shall pursue an Exercise of Remedies only at the direction of the Required First Out Lenders in accordance with this Agreement; provided that nothing in this Section 2 shall be construed to prohibit or limit the Administrative Agent from exercising any rights and remedies under the Loan Documents to the extent directed by (i) all Lenders or (ii) the Required First Out Lenders.

(e) No Last Out Lender will take any action that would hinder, delay or otherwise interfere with any Exercise of Remedies directed by the Required First Out Lenders in accordance with this Agreement or contest the priority, perfection or avoidability of any Lien securing the Obligations.

(f) Each Lender waives all rights to object to the manner that the Administrative Agent seeks the Exercise of Remedies so long as such Exercise of Remedies is otherwise in accordance with this Agreement and the Loan Documents.

(g) Upon the occurrence and during the continuation of an Event of Default, subject to the other terms of this Agreement and notwithstanding anything contained in the Credit Agreement or any other Loan Document to the contrary, the following actions may be taken by the Administrative Agent acting at the direction of the Required First Out Lenders and such actions do not constitute the Exercise of Remedies:

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(i) legal action within thirty (30) days of the expiration of, and solely to the extent necessary to prevent the running of, any applicable statute of limitation or similar restriction on claims under applicable law (provided that no monetary damages, other monetary relief or Proceeds of Collateral are received or retained in connection therewith in contravention of the terms of this Agreement);

(ii) the filing of responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the Obligations, so long as such pleading is not otherwise in contravention of the terms of this Agreement;

(iii) any action to assert a compulsory crossclaim or counterclaim against any Loan Party (provided that no monetary damages, other monetary relief or Proceeds of Collateral are received or retained in connection therewith in contravention of the terms of this Agreement);

(iv) during an Insolvency Proceeding (1) the voting on any Plan, (2) the filing of any proof of claim, and (3) the making of any other filings or arguments and motions that are, in each case under this Section 2(g)(iv), in accordance with and not in contravention of any of the terms of this Agreement or the Loan Documents;

(v) any action taken in accordance with, and to enforce the terms of, any intercreditor or subordination agreement with any Person (other than a Loan Party) with respect to any indebtedness, Liens or other obligations subordinated to the Obligations (provided that (1) prior written notice of such action is provided to the Lenders, (2) no such action includes any Exercise of Remedies, (3) any payment or other property received, to the extent resulting from a payment or other transfer of property or an interest in property of a Loan Party, will be remitted to the Administrative Agent and applied to the Obligations in accordance with the terms of this Agreement and (4) any other payments received in connection with such action will otherwise be subject to the terms of such subordination agreement with any other Person, any related intercreditor or subordination agreement with the Administrative Agent, and this Agreement);

(vi) engagement of consultants, valuation firms, investment bankers and other advisors and perform or engage third parties to perform audits, examinations and appraisals of the Collateral and not for purpose of marketing or conducting a disposition of such Collateral, in each case pursuant to the terms of this Agreement, the Loan Documents and applicable law so long as taking any such action does not hinder, delay or otherwise interfere with the Exercise of Remedies by the Administrative Agent in any material respect; and

(vii) solicitation of bids from and/or retaining third parties in preparation of conducting any liquidation of all or a material portion of the Collateral (but not taking any further steps to actively market or to conduct any such liquidation).

Notwithstanding anything to the contrary contained in this Agreement, (x) nothing contained in this Section 2 shall prevent the Required First Out Lenders from giving a Waterfall Activation Notice at any time after the occurrence and during the continuance of a Waterfall Triggering Event and (y) the Last Out Lenders shall retain any and all rights acting solely in their respective capacities as holders of Equity Interests and/or Third Lien Notes, or as unsecured creditors of any of the Loan Parties; provided that (x) such rights as holders of unsecured creditors are not based on their status as secured creditors, (y) such rights in their capacities as holders of Equity Interests and/or Third Lien Notes or unsecured creditors are not otherwise inconsistent with the terms and provisions of this Agreement and (y) in the event that any Last Out Lender becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Obligations are subject to this Agreement.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

SECTION 3. Insolvency Proceedings.

(a) Commencement of Insolvency Proceedings. Notwithstanding any rights or remedies available to any Last Out Holder under any Loan Document, applicable law or otherwise, no Last Out Holder shall commence, direct the Administrative Agent to commence or join in the commencement of an Insolvency Proceeding against any Loan Party at any time prior to the date on which the Required Last Out Lenders are permitted to direct the Administrative Agent to pursue any Exercise of Remedies pursuant to Section 2(a).

(b) Bankruptcy Sale. No Last Out Holder shall object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting or opposing) a motion for any sale or other disposition of any Collateral free and clear of Liens or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code or any comparable provision of any other applicable Debtor Relief Law (and including any motion for bid procedures or other procedures related to such sale or other disposition of any Collateral that is the subject of such motion), and each Last Out Holder shall be deemed to have consented to any such sale or other disposition of any Collateral under Section 363(f) of the Bankruptcy Code or any comparable provision of any other applicable Debtor Relief Law (and including any motion for bid procedures or other procedures related to such sale or other disposition of any Collateral that is the subject of such motion), that has been consented to by the Required First Out Lenders (or the Administrative Agent at the direction of the Required First Out Lenders); provided that, subject to any credit bid in compliance with Section 3(h), (i) any Lien of the Administrative Agent on such Collateral attaches to the net proceeds of such sale or other disposition of any Collateral and (ii) the net proceeds of such sale or other disposition of any Collateral will be applied in accordance with the payment priority provision set forth in Section 5 hereof and, if applicable, the terms of any applicable DIP Financing. Notwithstanding this Section 3(b), any Last Out Lender may at any time raise any objections to any such sale or other disposition of any Collateral that could be raised by any unsecured creditor of any Loan Party; provided that such objections are not based on their status as secured creditors and are not otherwise inconsistent with the terms and provisions of this Agreement, provided further that, in the event that any Last Out Lender becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Obligations are subject to this Agreement.

(c) Bankruptcy Financing.

(i) If any Loan Party shall become subject to a case under the Bankruptcy Code or any other Debtor Relief Law and such Loan Party moves for approval of (1) DIP Financing with the consent of the Required First Out Lenders (or the Administrative Agent acting at the direction of the Required First Out Lenders) (any such provider of DIP Financing, a “DIP Lender”) or (2) the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code, or any similar relief under any other applicable Debtor Relief Law, “Cash Collateral Use”) with the consent of the Required First Out Lenders (or the Administrative Agent acting at the direction of the Required First Out Lenders), no Last Out Holder shall object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting or opposing), and each Last Out Holder will be deemed to have consented to, such DIP Financing or Cash Collateral Use; provided that:

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(1) the Administrative Agent retains its Lien on the Collateral to secure the Obligations (in each case, including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same priority (subject to (A) Section 5 hereof, (B) the Lien and claims securing the DIP Financing and (C) a “carve-out” for estate professional fees and fees owed to the United States Trustee) as existed prior to the commencement of the case under the Bankruptcy Code or any other Debtor Relief Law; and

(2) any such DIP Financing or Cash Collateral Use (A) does not compel any Loan Party to seek confirmation of a specific plan of reorganization or similar disposition plan of restructuring or liquidation (a “Plan”) or (B) does not expressly require the liquidation of all or any portion of the Collateral prior to a default under the DIP Financing Documents or cash collateral order, as applicable (but may include sale or Plan milestones providing for the sale or reorganization of each Loan Party’s business as a going concern); provided that the foregoing shall not limit the ability of the terms of such DIP Financing or Cash Collateral Use to require that it will be an event of default if a Plan is filed that does not provide for the Payment in Full of the First Out Priority Obligations (without the consent of the Required First Out Lenders).

(ii) No Last Out Lender shall offer, nor shall any Last Out Lender permit any of its Affiliates or Related Funds to offer, to provide any DIP Financing to any Loan Party in any Insolvency Proceeding or propose any Cash Collateral Use in any Insolvency Proceeding.

(iii) No Last Out Holder shall object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting or opposing) any professional fee “carve out” or similar surcharge to the Liens on the Collateral (including any fees of the United States Trustee) if such fee or surcharge has been approved by the Required First Out Lenders.

(d) Relief from Stay. Each Last Out Holder agrees not to (i) seek or request or direct the Administrative Agent to seek or request (or support any other Person seeking or requesting) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any part of the Collateral, without the prior written consent of Required First Out Lenders or (ii) oppose any request by the Administrative Agent at the direction of the Required First Out Lenders to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

(e) Adequate Protection.

(i) The Required First Out Lenders may direct the Administrative Agent (1) to seek adequate protection of the interests of the Administrative Agent and the Holders in the Collateral, including replacement or additional Liens on any property of the estate of any Loan Party and (2) to object to any motion, relief, action or proceeding based upon any lack of adequate protection of the interests of the Administrative Agent or the Holders in the Collateral.

(ii) If the Required First Out Lenders do not do so, the Last Out Lenders may direct the Administrative Agent (1) to seek adequate protection of the interests of the Administrative Agent and the Holders in the Collateral, including replacement or additional Liens on any property of the estate of any Loan Party so long as the adequate protection obtained is on behalf of all Holders generally subject to the other terms and priorities of this Agreement and (2) to object to any motion, relief, action or proceeding based upon any lack of adequate protection of the interests of the Administrative Agent or the Holders in the Collateral, other than any motion, relief, action or proceeding of the Administrative Agent at the direction of the Required First Out Lenders.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(iii) If the Administrative Agent is granted adequate protection in the form of replacement or additional Liens or in the form of superpriority or other administrative expense claims, such Liens and claims and will constitute Proceeds of Collateral pursuant to the terms of the Loan Documents and this Agreement. Payment of any such superpriority or administrative expense claims under Section 1129(a)(9) of the Bankruptcy Code or otherwise will be made to the Administrative Agent, as applicable, and applied in accordance with the priorities of Section 5 hereof.

(iv) If the Administrative Agent is granted adequate protection in the form of cash payments, such payments will be applied as Proceeds of Collateral in accordance with the priorities of Section 5 hereof.

(f) Plan of Reorganization.

(i) Each Holder shall submit any votes on a Plan to the Administrative Agent no later than one (1) Business Day prior to the voting deadline established pursuant to the terms of such Plan or any court order establishing voting procedures with respect to the Plan (the “Voting Procedures Order”). If the Administrative Agent determines that First Out Holders and Last Out Lenders, in each case pursuant to a Tranche Vote, have accepted the Plan, Administrative Agent shall submit such votes in accordance with the terms of the Plan or Voting Procedures Order. The Administrative Agent must submit any votes to “reject” such Plan in accordance with the terms of the Plan or the Voting Procedures Order.    The Administrative Agent is irrevocably authorized by each Holder to withdraw any vote submitted by such Holder in contravention of the procedures set forth is this sub-clause (f).

(ii) No Last Out Lender shall propose or support or direct the Administrative Agent to propose or vote in favor or support (or support any Person in proposing or voting in favor or supporting) any Plan that (i) does not provide for the Payment in Full of the First Out Priority Obligations in cash with immediately available funds upon the consummation of any such Plan or (ii) is in contravention of any of the provisions set forth in this Agreement (including Section 5 hereof), in each case unless the First Out Holders, pursuant to a Tranche Vote, approve such Plan.

(g) Reorganization Securities.

(i) Except as otherwise agreed to pursuant to a Plan that has been approved by the Holders, pursuant to a Tranche Vote, as provided in Section 3(f)(i), all Reorganization Securities to be distributed under a Plan to the Administrative Agent and the Holders will be remitted to Administrative Agent and the Administrative Agent will distribute such Reorganization Securities as follows:

(1) first, to the Administrative Agent on account of and deemed payment of any Obligations owing to the Administrative Agent under Section 5(b) that are not otherwise paid from cash distributions under a Plan pursuant to Section 5(b), such Reorganization Securities (as selected by the Administrative Agent) having a value determined under or in connection with the applicable Plan and, if no such value is explicitly provided under, or in connection with, the applicable Plan, fair market value as determined by the Administrative Agent in good faith;

(2) second, to the First Out Holders in accordance with their respective First Out Pro Rata Shares on account of any First Out Priority Obligations not otherwise paid from cash distributions under a Plan and applied in accordance with Section 5(b), Debt Reorganization Securities (as selected by Tranche Vote among First Out Holders) having a value determined under or in connection with the applicable Plan and, if no such value is explicitly provided under, or in connection with, the applicable Plan, fair market value as determined by the Administrative Agent in good faith up to the amount of the First Out Secured Claim;

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(3) third, if the value of the Debt Reorganization Securities determined under or in connection with the applicable Plan is less than the amount of the First Out Secured Claim (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and the value of Debt Reorganization Securities distributed pursuant to clauses first and second), to the First Out Holders in accordance with their respective First Out Pro Rata Shares on account of the First Out Secured Claim, Non-Debt Reorganization Securities (as selected by Tranche Vote among First Out Holders) having a value determined under or in connection with the applicable Plan and, if no such value is explicitly provided under, or in connection with, the applicable Plan, fair market value as determined by the Administrative Agent in good faith up to the amount of the First Out Secured Claim;

(4) fourth, if the value of the Debt Reorganization Securities determined under or in connection with the applicable Plan is more than the amount of the First Out Secured Claim (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and the value of Debt Reorganization Securities distributed pursuant to clauses first and second), to the Last Out Lenders in accordance with their respective Last Out Pro Rata Shares on account of the Last Out Secured Claim, Debt Reorganization Securities (as selected by Tranche Vote among Last Out Lenders) having a value determined under or in connection with the applicable Plan and, if no such value is explicitly provided under, or in connection with, the applicable Plan, fair market value as determined by the Administrative Agent in good faith up to the amount of the Last Out Secured Claim;

(5) fifth, to the Last Out Lenders in accordance with their respective Last Out Pro Rata Shares on account of Last Out Priority Obligations, Non-Debt Reorganization Securities (as selected by Tranche Vote among Last Out Lenders) having a value determined under or in connection with the applicable Plan and, if no such value is explicitly provided under, or in connection with, the applicable Plan, fair market value as determined by the Administrative Agent in good faith up to the amount of the Last Out Secured Claim; and

(6) sixth, ratably to the First Out Holders (in accordance with their respective First Out Pro Rata Shares) and Last Out Lenders (in accordance with their Last Out Pro Rata Shares) based on the remaining First Out Obligations and Last Out Obligations (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and as if such Obligations were reduced by the value of Reorganization Securities distributed pursuant to clauses (1) through (5) of this Section 3(g)(i)).

(ii) Notwithstanding anything to the contrary in Section 3(g)(i), if Reorganization Securities distributable to Last Out Lenders pursuant to Section 3(g)(i) are not Permitted Reorganization Securities, such distributions will be applied by the Administrative Agent in accordance with Section 5(b).

(h) Credit Bid.

(i) In connection with any credit bid on the disposition of the Collateral, (1) if the Required First Out Lenders elect to credit bid the First Out Obligations, the First Out Obligations shall be credit bid on a ratable basis based on the First Out Pro Rata Shares and (2) if the Required Last Out Lenders elect to credit bid the Last Out Obligations, the Last Out Obligations shall be credit bid on a ratable basis based on the Last Out Pro Rata Shares. If any Last Out Lender elects to credit bid all or any portion of the Last Out Obligations, such credit bid shall only be valid and permitted under this Agreement and pursued by the Administrative Agent if (A) the Required First Out Lenders shall have consented to such credit bid or (B) the cash proceeds of such credit bid shall result in Payment in Full of the First Out Priority Obligations on the initial closing date of such disposition.

(ii) No Last Out Lender may object to or oppose or direct the Administrative Agent to object to or oppose (or support any Person in objecting to or opposing) a credit bid of the First Out Obligations.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(iii) The Administrative Agent, based solely upon the instruction of the Required First Out Lenders and the Required Last Out Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate a credit bid.

(i) Classification.

(i) The Administrative Agent and the Holders agree that (1) the claims in respect of the First Out Secured Claim and the Last Out Secured Claim shall be separately classified (within the meaning of Section 1126(c) of the Bankruptcy Code) in any Insolvency Proceeding under the Bankruptcy Code and (2) they will not object to the separate classification of the First Out Secured Claim from the Last Out Secured Claim in a Plan under the Bankruptcy Code.

(ii) If the First Out Secured Claim and the Last Out Secured Claim are classified together in a single class (within the meaning of Section 1126(c) of the Bankruptcy Code) under any Plan proposed for any Loan Party in any Insolvency Proceeding, then (1) no First Out Holder will, in its capacity as a holder of a First Out Secured Claim or proxy holder for the First Out Secured Claim, vote to approve such Plan unless the Last Out Lenders have voted to approve such Plan based upon a Tranche Vote of the Last Out Lenders and (2) no Last Out Lender will, in its capacity as a holder of a Secured Claim or proxy holder for the Last Out Secured Claim, vote to approve such Plan unless the First Out Holders have voted to accept such Plan based upon a Tranche Vote of the First Out Holders. Subject to the immediately preceding sentence and to the extent applicable, the First Out Holders irrevocably grant a proxy to the Last Out Lenders to the extent necessary to give the Last Out Lenders the exclusive right to vote the Last Out Secured Claims under any Plan (ratably based upon the Last Out Pro Rata Share) and the Last Out Lenders irrevocably grant a proxy to the First Out Holders to the extent necessary to give the First Out Holders the exclusive right to vote the First Out Secured Claims under any Plan (ratably based upon the First Out Pro Rata Share).

(iii) No Holder may, and each will be deemed to have irrevocably waived the right to, make an election under Section 1111(b) of the Bankruptcy Code to have the entire allowed claim of each member of the class treated as a secured claim in such Insolvency Proceeding notwithstanding Section 506(a) of the Bankruptcy Code, unless the First Out Holders and the Last Out Lenders, based on a Tranche Vote, have voted to make such election.

(j) Status in Insolvency Proceedings. This Agreement shall be applicable both before and after the institution of any Insolvency Proceeding (notwithstanding Section 1129(b)(1) of the Bankruptcy Code), including without limitation, the filing of any petition by or against any Loan Party under the Bankruptcy Code and all converted or succeeding cases in respect thereof. The relative rights of the Administrative Agent and the Lenders in or to any distributions including, without limitation, from or in respect of any Collateral or Proceeds of Collateral, shall continue after the institution of any Insolvency Proceeding, including, without limitation, the filing of any petition by or against any Loan Party under the Bankruptcy Code and all converted or succeeding cases in respect thereof, on the same basis as prior to the date of such institution, subject to any court order approving the financing of, or use of cash collateral by, any Loan Party as debtor-in-possession. In connection with any Insolvency Proceeding, the agreements contained in this Agreement shall remain in full force and effect and enforceable pursuant to their terms in accordance with Section 510(a) of the Bankruptcy Code and such other applicable laws of similar effect and all references herein to any Loan Party shall be deemed to apply to such Loan Party as debtor-in-possession and to any trustee or receiver for the estate of such Loan Party. This agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(k) Reinstatement. To the extent that any of the First Out Lenders or the Last Out Lenders receive payments on the First Out Obligations or the Last Out Obligations, as applicable, or Proceeds of Collateral for application to the First Out Obligations or the Last Out Obligations, as applicable, that are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under the Bankruptcy Code, common law, any equitable cause or otherwise (each an “Avoidance”), and whether as a result of any demand, settlement, litigation or otherwise (each an “Avoidance Action”), then to the extent of such payment or proceeds received (calculated as of the date the notice of such Avoidance Action is received by the relevant party), such First Out Obligations or Last Out Obligations, as applicable, or part thereof, intended to be satisfied by such payment or proceeds shall be revived as of the date of reinstatement and, from and after such date of reinstatement continue in full force and effect as if such payments or proceeds had not been received by the First Out Lenders or the Last Out Lenders, as applicable. Such payments that are subject to any Avoidance shall be paid to the Administrative Agent for the benefit of the party entitled to such payment following the entry of a final, non-appealable judgment. This Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the payment priorities and the relative rights and obligations of the First Out Lenders and the Last Out Lenders provided for herein with respect to any event occurring on or after the date of such Avoidance.

(l) Post-Petition Interest, Fees and Expenses. The Administrative Agent, at the direction of the Required First Out Lenders, shall seek allowance in any Insolvency Proceeding, pursuant to Section 506 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law), for post-petition interest, fees, obligations for reimbursement of costs or expenses and/or indemnification obligations constituting First Out Obligations.

SECTION 4. Voting Agreement. Anything in the Credit Agreement or the other Loan Documents to the contrary notwithstanding, the Lenders hereby agree that, unless otherwise provided herein, the Loan Documents may be amended, supplemented or modified and any provision of the Loan Documents may be waived, including of any agreement or arrangement to forbear from the exercise of any rights or remedies with respect to the provisions of the Loan Documents (each such amendment, supplement, modification, waiver, or forbearance, a “Modification”) as provided in Section 9.01 of the Credit Agreement.

SECTION 5. Payment Waterfall. Anything to the contrary contained in the Credit Agreement and the other Loan Documents notwithstanding, the Administrative Agent and the Lenders hereby agree that (solely between themselves and without effecting an amendment to the Credit Agreement and the other Loan Documents) as follows:

(a) Subject to Section 5(b) hereof, the Administrative Agent shall apply all payments and distributions in respect of the Obligations (other than the Proceeds of Collateral that are applied pursuant to Section 5(b) hereof) received by the Administrative Agent as set forth in Section 5(b) of this Agreement and subject to Sections 6, 7, 8 and 9 of this Agreement. If any Last Out Lenders receive Proceeds of Collateral from any party other than the Administrative Agent, such Last Out Lenders shall promptly turn over such Proceeds of Collateral to the Administrative Agent for distribution in accordance with this Agreement.

(b) After the occurrence and during the continuance of a Waterfall Triggering Event of which the Administrative Agent has received written notice from the Required First Out Lenders affirmatively electing to invoke this Section 5(b) (a “Waterfall Activation Notice”), the Administrative Agent shall apply all payments and distributions in respect of the Obligations received by it and at all times, the Administrative Agent shall apply all Proceeds of Collateral as follows:

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(i) first, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to the Administrative Agent under the Loan Documents until Paid in Full;

(ii) second, to payment of all accrued and unpaid interest in respect of, and the principal balance of, all Protective Advances made by the Administrative Agent;

(iii) third, ratably in accordance with the First Out Pro Rata Shares, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to any or all of the First Out Lenders in respect of First Out Priority Obligations under the Loan Documents until Paid in Full;

(iv) fourth, ratably in accordance with the First Out Pro Rata Shares, to payment of fees and interest then due and payable at the First Out Adjusted Rate on account of the First Out Priority Obligations under the Loan Documents until Paid in Full;

(v) fifth, ratably in accordance with the First Out Pro Rata Shares, to pay all other First Out Obligations in respect of First Out Priority Obligations under the Loan Documents until Paid in Full (including without limitation cash collateralization of any Bank Product Obligations and Swap Obligations);

(vi) sixth, to payment of all other Obligations ratably among the Secured Parties (other than the Last Out Holders);

(vii) seventh, ratably in accordance with the Last Out Pro Rata Shares, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to any or all of the Last Out Lenders in respect of Last Out Priority Obligations under the Loan Documents until Paid in Full;

(viii) eighth, ratably in accordance with the Last Out Pro Rata Shares, to payment of fees and interest then due and payable at the rate set forth in Section 10 on account of the Last Out Priority Obligations under the Loan Documents until Paid in Full;

(ix) ninth, ratably in accordance with the Last Out Pro Rata Shares, to pay all other Last Out Priority Obligations under the Loan Documents until Paid in Full;

(x) tenth, ratably in accordance with the Last Out Pro Rata Shares, to payment of the Last Out Obligations not paid pursuant to clauses (viii), (ix) and (x) above until Paid in Full; and

(xi) eleventh, any remainder shall be for the account of and paid to the Borrower or to whomsoever shall be lawfully entitled thereto.

(c) Each Lender agrees that any payments or distributions in respect of the Obligations received by such Lender in violation of this Agreement shall be as promptly as practicable paid over to the Administrative Agent, for the benefit of the other Holders due such amounts, in the same form as received, with any necessary endorsements, to be applied in accordance with this Section 5, and each Lender hereby authorizes the Administrative Agent to make any such endorsements as agent for such other Holders (which authorization, being coupled with an interest, is irrevocable).

(d) Any distributions received by the Administrative Agent in a form other than cash will be held by Administrative Agent as Collateral and, at such time as such non-cash proceeds, amount or assets, are monetized and reduced to cash, will be applied in the order of application set forth in Section 5(b). The Administrative Agent will not have any duty or obligation to take actions to monetize such non-cash distributions unless the Administrative Agent is otherwise required to do so in accordance with the terms of the Loan Documents or this Agreement.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

SECTION 6. Amortization of the Term Loans. Anything to the contrary in the Credit Agreement and the other Loan Documents notwithstanding, the Administrative Agent and the Lenders hereby agree (solely among themselves and without effecting an amendment to the Credit Agreement or any other Loan Documents) that, so long as the payment priority provision provided in Section 5(b) hereof is not then applicable, each scheduled installment payment set forth in Section 2.04(b)(i) of the Credit Agreement during such time shall be applied in accordance with the provisions set forth in Section 2.04(b)(i) of the Credit Agreement. If the payment priority provision provided in Section 5(b) hereof is then in effect at the time of any such payment, such scheduled quarterly installment payment shall be applied in accordance with the provisions set forth above in Section 5(b) hereof.

SECTION 7. Application of Mandatory Prepayments. Anything to the contrary contained in the Credit Agreement and the other Loan Documents notwithstanding, the Administrative Agent and the Lenders hereby agree (solely among themselves and without effecting an amendment to the Credit Agreement or any other Loan Document) that, so long as the payment priority provision provided in Section 5(b) hereof is not then applicable, the proceeds of each mandatory prepayment of the Term Loan made pursuant to Section 2.04(b) of the Credit Agreement shall be applied in accordance with the provisions set forth in Section 2.04(b) of the Credit Agreement. If the payment priority provision provided in Section 5(b) hereof is then applicable at the time of any such mandatory prepayment, such mandatory prepayment shall be applied in accordance with the provisions set forth above in Section 5(b) hereof.

SECTION 8. Application of Optional Prepayments. Anything to the contrary contained in the Credit Agreement and the other Loan Documents notwithstanding, the Administrative Agent and the Lenders hereby agree (solely among themselves and without effecting an amendment to the Credit Agreement or any other Loan Document) that, so long as the payment priority provision provided in Section 5(b) hereof is not then applicable, any optional prepayment of the Term Loans shall be applied in accordance with provisions set forth in Section 2.04(a) of the Credit Agreement. If the payment priority provision provided in Section 5(b) hereof is then applicable at the time of any such optional prepayment, such optional prepayment shall be applied in accordance with the provisions set forth above in Section 5(b) hereof.

SECTION 9. Allocation of Interest Payments. Anything to the contrary contained in the Credit Agreement and the other Loan Documents notwithstanding, the Administrative Agent and the Lenders hereby agree (solely among themselves and without effecting an amendment to the Credit Agreement or any other Loan Document) the Last Out Term Loans shall in no event receive any cash interest payment prior to the date of the TLA/TLB Repayment Event.

SECTION 10. Buy-Out Options.

(a) First Out Buy-Out Option.

(i) The parties hereto agree that at any time on or after the occurrence of a Waterfall Triggering Event, then the First Out Lenders shall have the right, but not the obligation, to deliver a written notice within 5 Business Days after the date of the occurrence of a Waterfall Triggering Event (the “Committed First Out Buy-Out Notice”) to the Administrative Agent, for the benefit of the Last Out Lenders, to acquire on the date that is no more than 30 Business Days after the date of the Administrative Agent’s receipt of such Committed First Out Buy-Out Notice, from the First Out Lenders all (but not less than all) of the right, title and interest of the Last Out Lenders in and to the Last Out Priority Obligations (other than the Last Out Priority Obligations solely arising under the Term Loan C Side Letter, which shall

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022 be retained by the then-existing Last Out Lenders), the commitments related thereto and the Loan Documents (to the extent related to the foregoing and the commitments related thereto). Each First Out Lender that delivers a Committed First Out Buy-Out Notice is referred to herein as an “Electing First Out Lender”. In the event all First Out Lenders are Electing First Out Lenders, each such Electing First Out Lender shall be entitled to purchase an amount of the Last Out Priority Obligations equal to the product of (x) the aggregate amount of all outstanding Last Out Priority Obligations and (y) such Electing First Out Lender’s First Out Pro Rata Share. In the event less than all First Out Lenders are Electing First Out Lenders, the Electing First Out Lenders shall be entitled to purchase the Last Out Priority Obligations in accordance with the proportion of the First Out Obligations held by each Electing First Out Lender bears to the First Out Obligations of all Electing First Out Lenders.

(ii) Upon the receipt by the Administrative Agent of a Committed First Out Buy-Out Notice, each Electing First Out Lender irrevocably shall be committed, severally, to acquire from the Last Out Lenders, within 30 Business Days after the date of the Administrative Agent’s receipt of such Committed First Out Buy-Out Notice, all (but not less than all) of the right, title and interest of the Last Out Lenders in and to the Last Out Priority Obligations (other than the Last Out Priority Obligations solely arising under the Term Loan C Side Letter, which shall be retained by the then-existing Last Out Lenders). On the date of the purchase and sale, the Electing First Out Lenders shall pay to the Administrative Agent (or such other Person as the relevant Last Out Lenders may specify to the Administrative Agent for such purpose), for the benefit of the Last Out Lenders in accordance with their respective Last Out Pro Rata Shares:

(1) 100% of the outstanding balance with respect to such Last Out Lenders’ Last Out Term Loans, including principal, interest accrued and unpaid thereon, and any unpaid fees, to the extent earned or due and payable in accordance with the Loan Documents (excluding Unasserted Contingent Obligations, Excess Last Out Obligations, and Last Out Priority Obligations solely arising under the Term Loan C Side Letter, which shall be retained by the then-existing Last Out Lenders), including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; and

(2) all expenses, and indemnity claims to the extent due and payable, of such Last Out Lenders, to the extent earned or due and payable in accordance with the Loan Documents (excluding Unasserted Contingent Obligations and Excess Last Out Obligations).

(b) Procedures. In connection with any such purchase and sale pursuant to this Section 10, on the effective date thereof, each Last Out Lender (collectively, the “Transferors”, and, each, a “Transferor”) and Electing First Out Lender (collectively, the “Electing Lenders”, and, each, an “Electing Lender”) shall execute and deliver an assignment and assumption agreement in the form required by the Credit Agreement, with such changes as shall be required to effect such assignment, pursuant to which, among other things, each Transferor shall assign to the Electing Lenders its Last Out Pro Rata Share of the Last Out Priority Obligations, as applicable, and any related commitments. Such purchase and sale shall be without any representation, recourse, or warranty whatsoever, except, to the extent required by the Electing Lenders that (1) the amount quoted by such Transferor as the purchase price for its portion of the Last Out Priority Obligations represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (2) such Transferor is the legal and beneficial owner of the Last Out Priority Obligations being assigned by it, (3) the Last Out Priority Obligations being assigned by it are free and clear of any lien, encumbrance, participation interest or other adverse claim and (4) it has full power and authority, and has taken all action necessary, to execute and deliver the assignment and assumption agreement pursuant to which it assigns the Last Out Priority Obligations being assigned by it.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(c) Administrative Agent. In connection with any such assignment:

(i) the assignee Lenders shall pay the out-of-pocket expenses of the Administrative Agent (including any assignment fees) in connection with documenting and effecting such assignment, to the extent earned or due and payable in accordance with the Loan Documents; and

(ii) (1) the Last Out Lenders shall retain their indemnification rights under the Loan Documents for action or other matters arising on or prior to the date of such assignment, and (2) in the event that at the time of such assignment, there exists Excess Last Out Obligations, the assignment will not include (nor shall the purchase price be calculated with respect to) such Excess Last Out Obligations (clauses (1) and (2), together with all interest, fees, expenses, costs (including rights to reimbursement from Loan Parties for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing, the “Retained Interest”).

(d) Collateral Documents. In connection with such assignment, the Transferors shall deliver to the Electing Lenders (or their agent) any original Collateral in their possession and shall execute such other customary documents, instruments, and agreements reasonably necessary to effect such assignment, whereupon the Transferors shall each cease to be a party to this Agreement.

(e) Delegation. Anything in this Agreement to the contrary notwithstanding, each party hereto agrees that each Electing Lender may assign and delegate to any one or more of its Affiliates or Related Funds any of the rights and obligations acquired by such Lender as a result of its exercise of its rights pursuant to this Section 10.

(f) Voting; Modifications. With respect to each Modification requiring Required Lender consent under the Credit Agreement, each Last Out Lender agrees that it shall be deemed to vote in the same manner as the Term Loan A Lenders and Term Loan B Lenders.

SECTION 11. Incremental Term C Loans; Protective Advances.

(a) Incremental Term C Loans.

(i) In connection with any request for Term C Loans under the Incremental Term Loan C Facility (such loans, collectively, the “Incremental Term C Loans”, and, each, an “Incremental Term C Loan”) by the Borrower, each Term Loan C Lender that is a Term Loan C Lender under the Credit Agreement as of the date of any Borrower’s request for such Incremental Term C Loan shall be permitted (but not required) to make all or a portion of such Incremental Term C Loan requested by such Borrower, ratably in proportion to its Last Out Pro Rata Share immediately prior to giving effect to the funding of such Incremental Term C Loan, with such Incremental Term C Loan made by Last Out Lenders being a part of the Last Out Term Loan.

(ii) In the event that any Term Loan C Lender elects to not participate in such incremental facility with respect to all or any portion of such Incremental Term C Loan requested by any Borrower (such portion of such Incremental Term C Loan, the “Incremental Rejected Amount”), then the other Term Loan C Lenders shall be permitted (but not required) to provide (subject in all respects to Section 11(a)(ii)) all or a portion of such Incremental Rejected Amount, ratably in proportion to its applicable pro rata share among such electing Term Loan C Lenders immediately prior to giving effect to the funding of such Incremental Term C Loan.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

(iii) To the extent that such Incremental Rejected Amount is also rejected by the other Term C Lenders, then proposed third-party lenders shall be permitted to provide (subject in all respects to Section 11(a)(iv) below) all or a portion of such Incremental Rejected Amount; provided that such Incremental Rejected Amount shall remain a Last Out Term Loan.

(iv) If a proposed third-party lender provides any portion of the Incremental Term C Loan, then (1) such proposed lender shall join this Agreement as an Additional Lender and a Last Out Lender by executing and delivering to Agent an acknowledgment to this Agreement, substantially in the form of Exhibit A hereto, acknowledging the agreement of such Additional Lender to be bound by the terms hereof and (2) the aggregate amount of the Incremental Term C Loan provided by such Additional Lender shall be allocated as set forth in this Section 11(a)(iv).

(v) Each of the parties hereto agrees that in no event shall the aggregate principal amount of the Incremental Term C Loans and the initial Term C Loans exceed $35,000,000 (excluding increases in the principal amount thereof directly resulting from accrual of paid-in-kind principal thereon).

(b) Protective Advances. The Administrative Agent may, in its discretion, make Protective Advances in an unlimited amount.

SECTION 12. Successors and Assigns. The provisions of this Agreement shall be binding and inure to the benefit of the Lenders, the Administrative Agent and their respective successors and assigns permitted hereby, including all other Lenders that are successors to or assignees of each Lender and including any successor Administrative Agent. As a condition to each assignment by a Lender under Section 9.07 of the Credit Agreement to an assignee who is not already a Lender party hereto, each such assignee shall execute and deliver to the Administrative Agent an acknowledgment to this Agreement, substantially in the form of Exhibit A hereto, acknowledging the agreement of such assignee to be an Additional Holder and to be bound by the terms hereof. Failure of any assignment to satisfy any of the above conditions shall render the assignment null and void.

SECTION 13. Subrogation, Elevation, Etc. Subject to Payment in Full of the First Out Priority Obligations, to the extent cash, property or securities otherwise payable or deliverable to the holders of the Last Out Obligations shall have been applied pursuant to this Agreement to the payment of First Out Obligations then, and in each such event, the holders of the Last Out Obligations shall be subrogated to the rights of each holder of First Out Obligations to receive any further payment or distribution in respect of or applicable to the First Out Obligations. For the purposes of such subrogation, no payment or distribution to the holders of First Out Obligations of any cash, property or securities to which any holder of Last Out Obligations would be entitled except for the provisions of this Agreement shall, and no payment over pursuant to the provisions of this Agreement to the holders of First Out Obligations by the holders of the Last Out Obligations shall, as between any obligor on account of the First Out Obligations, its creditors other than the holders of First Out Obligations and the holders of Last Out Obligations, be deemed to be a payment by such obligor to or on account of First Out Obligations.

SECTION 14. Marshaling. Until the First Out Obligations are Paid in Full and except as otherwise expressly permitted hereunder (including any permitted actions described in Section 2(g)), no Last Out Lender may assert and each hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

SECTION 15. Entire Agreement. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The parties hereto agree that the Loan Documents remain in full force and effect as written; provided that to the extent there is an inconsistency between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall, as between the parties hereto, be controlling. The Lenders have not entered, and will not enter, into any agreements with any other Lender that conflict with the terms of this Agreement.

SECTION 16. Amendments in Writing. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Amendments and waivers of this Agreement shall not require the consent of any Person other than the Administrative Agent and the Lenders.

SECTION 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

SECTION 18. Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 19. Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Affiliate of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

SECTION 20. Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission or email transmission (including .pdf delivery) shall be effective as delivery of a manually executed counterparty hereof.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

SECTION 21. Notices. All notices under this Agreement shall be delivered as provided in, and such notices shall be subject to, Section 9.02 of the Credit Agreement.

SECTION 22. Specific Performance. The parties hereto may demand specific performance of this Agreement and each party hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any other party hereto.

SECTION 23. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 24. Conflicts. If this Agreement conflicts with any of the terms of the Credit Agreement or any Loan Document, this Agreement shall control.

SECTION 25. Affiliates Bound. Each Lender agrees that it shall cause each of its Related Funds that hold Bank Product Obligations or Swap Obligations to act in accordance with this Agreement as if such Related Fund were a signatory hereunder.

SECTION 26. Costs and Attorney’s Fees. In the event it becomes necessary for any party to commence or become a party to any proceeding or action to enforce the provisions of this Agreement, the court or body before which the same may be tried may award to the prevailing party all costs and expenses thereof, including reasonable attorneys’ fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.

SECTION 27. Tax Treatment. Each party hereto agrees that for all relevant U.S. federal, state and local tax purposes: (a) the rights and obligations of each of the Last Out Lenders and each of the First Out Lenders set forth in this Agreement or the Loan Documents shall be treated as (i) a loan made by each of the initial First Out Lenders to the Borrowers bearing interest equal to the total amount of interest that a First Out Lender ultimately receives under the Loan Documents and (ii) a loan made by each of the initial Last Out Lenders to the Borrowers bearing interest equal to the total amount of interest that a Last Out Lender ultimately receives under the Loan Documents; (b) any payments received as interest by any Lender that is a party hereto under this Agreement shall be treated in its entirety as a payment of interest on indebtedness by the Borrowers to such Lender pursuant to the interest it holds in the Obligations as set forth in this Section 27; (c) any party to this Agreement making any payment under this Agreement to another party is transmitting such payment on behalf of any Borrower strictly as an agent for such Borrower (or otherwise solely as a nominee); (d) no party hereto intends to form a partnership with any other party hereto or any Loan Party with respect to any of the transactions set forth in this Agreement or the Loan Documents; and (e) no party hereto shall (i) file any tax return, report or declaration inconsistent with the foregoing, (ii) take any position inconsistent with the foregoing in any proceeding before any taxing authority, or (iii) enter into any agreement with any other Person inconsistent with the foregoing, in each case for purposes of this clause (e) unless otherwise required by a contrary “determination” within the meaning of Section 1313 of the Code.

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

SECTION 28. Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Lender, shall maintain at one of its offices in the United States a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amount and interest of, the First Out Term Loan and Last Out Term Loan pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a First Out Lender or Last Out Lender, as applicable, hereunder for all purposes of the Applicable Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent.

[Signature Pages Follow]

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or signatories as of the day and year first above written.

LNV CORPORATION,
as First Out Lender

By	/s/ James Erwin
Name: James Erwin
Title: Senior Vice President

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

LPP MORTGAGE, INC.,
as First Out Lender

By	/s/ James Erwin
Name: James Erwin
Title: Vice President

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

CRESTVIEW III USWS HOLDINGS 2, L.P.,
as Last Out Lender

By: Crestview III USWS GP 2, LLC, its general partner

By:	/s/ Evelyn Pellicone
Name:	Evelyn Pellicone
Title:	Chief Financial Officer

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

CLMG CORP.,
as Administrative Agent and a First Out Holder

By	/s/ James Erwin
Name: James Erwin
Title: President

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

U.S. WELL SERVICES, LLC, as Borrower

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

U.S. WELL SERVICES, INC., as Parent

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS HOLDINGS LLC, as Holdings

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS FLEET 10, LLC, as Guarantor

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS FLEET 11, LLC, as Guarantor

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022

EXHIBIT A

ADDITIONAL HOLDER ACKNOWLEDGMENT

Reference is hereby made to the Agreement Among Lenders dated as of February 28, 2022 (as amended or otherwise modified from time to time, the “Agreement”), among the Lenders referred to therein, and CLMG Corp., as the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement when used herein. The undersigned Additional Holder has entered into an Assignment and Assumption with a Lender pursuant to Section 9.07 of the Credit Agreement and hereby acknowledges the terms and conditions of the Agreement and agrees to be bound thereby as [a First Out Lender][a Last Out Lender].

ADDITIONAL HOLDER

[_____]

By:
Name:
Title:

Agreement Among Lenders, entered into, among others, between Lenders and Loan Parties, dated as of February 28, 2022